UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

July 7, 2003
(Date of Report)

ALASKA AIR GROUP, INC.

(Exact name of registrant as specified in its charter)
Commission file number 1-8957

Delaware (State or other jurisdiction of incorporation or organization)	91-1292054 (I.R.S. Employer Identification No.)

19300 Pacific Highway South, Seattle, Washington 98188
(Address of principal executive offices)
(206) 392-5040
(Registrant’s telephone number)

ITEM 9. Regulation FD Disclosure
Signature

ITEM 9. Regulation FD Disclosure

In accordance with General Instruction B.2 of Form 8-K, the following information shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This Report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

FORWARD-LOOKING INFORMATION
This report may contain forward-looking statements that are based on the best information currently available to management. These forward-looking statements are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are indicated by phrases such as “will,” “should,” “the Company believes,” “we expect” or any other language indicating a prediction of future events. There can be no assurance that actual developments will be those anticipated by the Company. Actual results could differ materially from those projected as a result of a number of factors, some of which the Company cannot predict or control. For a discussion of these factors, please see Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. The Company expressly disclaims any duty to update these projections, and makes no representation as to their continued accuracy in the event it does not provide such updates.

Second Quarter 2003

	Forecast	Change
	Q2	Yr/Yr

Alaska Airlines
Capacity (ASMs in millions)	5,209	5.7%
Traffic (RPM’s in millions)	3,677	9.0%
Passenger load factor	70.6%	2.2pts
Fuel gallons (000,000)	83.6	1.6%
Cost per ASM excluding fuel (cents)	8.4	0.0%

Alaska Airlines’ June traffic increased 11.7 percent to 1.356 billion revenue passenger miles (RPMs) from 1.215 billion flown a year earlier. Capacity during June was 1.858 billion available seat miles (ASMs), 9.1 percent higher than the 1.703 billion in June 2002. The passenger load factor (the percentage of available seats occupied by fare paying passengers) for June 2003 was 73.0 percent, compared to 71.3 percent in June 2002. The airline carried 1,395,500 passengers compared to 1,298,000 in June 2002.

For May 2003, revenue per available seat mile (RASM) equaled May 2002. For April 2003, RASM increased by 2.1% as compared to April 2002.

Horizon Air
Capacity (ASMs in millions)	633	4.3%
Traffic (RPMs in millions)	400	7.0%
Passenger load factor	63.3%	1.6pts
Fuel gallons (000,000)	13.1	(4.4%)
Cost per ASM excluding fuel (cents)	16.3	3.2%

Horizon Air’s June traffic increased 5.8 percent to 145.9 million RPMs from 137.9 million flown a year earlier. Capacity for June was 221.0 million ASMs, 7.3 percent higher than last year’s 206.0 million. The passenger load factor for June 2003 was 66.0 percent, compared to 67.0 percent last June. The airline carried 441,000 passengers compared to 432,700 in June 2002.

For May 2003, RASM increased by 8.5% as compared to May 2002. For April 2003, RASM increased by 0.4% as compared to April 2002.

Capacity Estimates for 2003
Provided below are capacity (ASMs in millions) for the full year of 2003:

Alaska Airlines capacity	20,734	7.1%
Horizon Air capacity	2,615	7.7%

Other Financial Information
Cash and Short-Term Investments
Cash and short-term investments amounted to approximately $718 million at June 30, 2003 compared to $696 million at May 31, 2003. The increase of $22 million is principally due to cash generated from operations, partially offset by the delivery of one aircraft.

The Company received $3 million in April 2003 in connection with an insurance recovery. In May 2003, the Company received $71 million in connection with the reimbursement of security fees remitted and carrier fees paid to the Transportation Security Administration (TSA) under the Emergency Wartime Supplemental Appropriations Act. These amounts will be reflected in non-operating income (expense) in the Company's second quarter consolidated income statement.

Fuel Cost per Gallon (including realized hedging gains)

	Cost per	% Change from
	Gallon	Prior Year

Alaska:
April	88.5 cents	11.7%
May	80.4 cents	3.5%
June	77.4 cents	0.5%
Horizon:
April	91.8 cents	11.3%
May	81.3 cents	1.9%
June	79.0 cents	(3.5)%

Current fuel hedge positions for Alaska and Horizon are as follows:

	Approximate % of Expected	Approximate Crude Oil
	Fuel Requirements	Price per Barrel

June – December 2003	35%	$22
January – December 2004	12%	$26
January – June 2005	10%	$24

Operating Fleet Plan
Provided below are estimated changes in the Alaska and Horizon fleets for 2003:

			Estimated
			Change
		On Hand	During
	Seats	YE 2002	2003

Alaska Airlines
B737-200C	111	9
B737-400	138	40
B737-700	120	16	6
B737-900	172	6	5
MD-80	140	31	(4)

Total		102	7

Horizon Air
Dash 8-100/200	37	28
Dash 8-400	70	15
F-28	69	4	(4)
CRJ 700	70	16	2

Total		63	(2)

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.

Registrant

Date: July 7, 2003

/s/ Terri K. Maupin

Terri K. Maupin
Staff Vice President/Finance and Controller

/s/ Bradley D. Tilden

Bradley D. Tilden
Executive Vice President/Finance and Chief Financial Officer